UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC 20549

                                       FORM 3
              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.    NAME AND ADDRESS OF REPORTING PERSON
      William T. Herndon
      770 S. Post Oak Lane, Suite 690
      Houston, TX 77056

2.    DATE OF EVENT REQUIRING STATEMENT
      August 30, 1996

3.    IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)
      Not Applicable

4.    ISSUER NAME AND TICKER OR TRADING SYMBOL
      Note Bankers of America, Inc. and NBAI
      (formerly General Genetics Corporation and GENG

5.    RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER
      Officer (Secretary/Treasurer)

6.    IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)
      Not Applicable.

7.    INDIVIDUAL OR JOINT/GROUP/FILING
      Not Applicable.


TABLE I:    NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.    TITLE OF SECURITY
      Common Stock, $.001 par value

2.    AMOUNT OF SECURITIES BENEFICIALLY OWNED
      None

3.    OWNERSHIP FORM: DIRECT (D) OR INDIRECT (I)
      Not Applicable.


4.    NATURE OF INDIRECT BENEFICIAL OWNERSHIP
      Not Applicable.



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TABLE II:   DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS
            WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.    TITLE OF DERIVATIVE SECURITY
      Not Applicable.

2.    DATE EXERCISABLE AND EXPIRATION DATE
      Not Applicable.

3.    TITLE AND AMOUNT OF SECURITIES UNDERLYING DERIVATIVE SECURITY
      Title:      Not Applicable.
      Amount of Number of Shares:  Not Applicable.

4.    CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY
      Not Applicable.

5. OWNERSHIP FORM OF DERIVATIVE SECURITY: DIRECT (D) OR INDIRECT (I) Not Applicable.

6.    NATURE OF INDIRECT BENEFICIAL OWNERSHIP
      Not Applicable


/s/ William T. Herndon
----------------------------------
Signature of Reporting Person

Date:       October 15, 1996


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